                               AGREEMENT AND PLAN

                                       OF

                                 REORGANIZATION

                             Dated December 11, 1996

                                  By and Among

                     Globus International Resources Corp.,

                          Shuttle International, Ltd.,

                                      and

                                  Yury Greene

                                  Serge Pisman

                                  Herman Roth

                                Zoltan Lebovich

        AGREEMENT AND PLAN OF REORGANIZATION dated December 11, 1996 (the "Agreement") by and among Globus International Resources Corp. a Nevada corporation (the "Purchaser"), Yury Greene ("Greene"), Serge Pisman ("Pisman"), Herman Roth ("Roth"), Zoltan Lebovich ("Lebovich"). (Greene, Pisman, Roth and Lebovich are hereinafter collectively referred to as the "Sellers"), and Shuttle International, Ltd., ("Shuttle"), a New York Corporation.

        WHEREAS, the Purchaser desires to acquire all of the outstanding shares of capital stock of Shuttle; and

        WHEREAS, the Sellers, the sole shareholders of the Shuttle desire to sell their shares of capital stock to the Purchaser;

        NOW, THEREFORE, in consideration of the agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                THE TRANSACTION

        1.1 Shuttle Shares. Upon the terms and subject to the conditions hereinafter set forth, at the Closing, the Sellers shall sell, transfer and deliver to Purchaser and Purchaser shall acquire from the Sellers, all of their shares of Common Stock of Shuttle, as set forth opposite their names on Exhibit
1.1 hereto, being all of the issued and outstanding shares of capital stock of Shuttle as of the date hereof (collectively, the "Shuttle Shares"), free and clear of all liens, pledges, encumbrances, charges and claims thereon. Certificates evidencing the Shuttle Shares and or other evidence of ownership where stock certificates have not been formally issued, will be delivered to Purchaser duly endorsed in blank or accompanied by appropriate stock powers and/or transmittal forms, endorsed in blank. It is the intention of the parties that this transaction qualify as a statutory merger pursuant to Section 368(a) of the IRS Code of 1986, as amended.

        1.2 Purchase Price. Upon the sale, transfer and delivery to Purchaser by Sellers of the Shuttle Shares as set forth in Section 1.1, and in consideration therefor, Purchaser shall deliver to the Sellers (and among them in proportion to their ownership of the Shuttle Shares) certificates evidencing an aggregate of 2,500,000 shares of Purchaser's Common Stock, par value $.001 per share in the names and denominations as set forth on Exhibit 1.2 hereto.

        1.3 Restrictive Legend. Each Seller understands that the shares of Purchaser's common stock to be issued in accordance with the terms of this Agreement shall bear the following legend:

            "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE SOLD, TRANSFERRED OR ENCUMBERED ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO A NO-ACTION LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS UNNECESSARY.

                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SHUTTLE AND THE SELLERS

        Shuttle and the Sellers represent and warrant to the Purchaser as follows:

        2.1 Corporate Organization. Shuttle is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to carry on its business as it is now being conducted.

        2.2 Capitalization. The authorized capital stock of Shuttle consists of 1,000 shares of common stock, no par value and there is no other capital stock authorized for issuance. As of the date hereof 221 shares of common stock were validly issued and outstanding, fully paid and non assessable and no shares were reserved for issuance nor were there outstanding any options, warrants, convertible instruments of other rights, agreements, or commitments (contingent or otherwise) obligating Shuttle to issue shares of capital stock.

        2.3 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by Shuttle and constitutes a valid and binding Agreement of Shuttle and is enforceable in accordance with its terms. Shuttle has all requisite corporate power and authority to enter into this

Agreement and its doing so has been duly and sufficiently authorized.

        2.4 Absence of Breach; No Consents. The execution, delivery and performance of this Agreement, and the performance by Shuttle of its obligations hereunder, do not (1) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of Shuttle; (2) to its knowledge, contravene any law, ordinance, rule or regulation of any State or Commonwealth or political subdivision of either, or of the United States, or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds Shuttle or any of its material properties, except in any such case where such contravention will not have a material adverse effect on the business condition (financial or otherwise), operations, or prospects of Shuttle, taken as a whole, and will not have a material adverse effect on the validity of this Agreement;
(3) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which Shuttle is a party or by which it or any of its material properties may be affected or bound; (4) to its knowledge, requires the authorization, consent, approval or license of any third party; or (5) to its knowledge, constitutes grounds for the loss or suspension of any permits, licenses or other authorizations used in the business of Shuttle.

        2.5 Taxes. Shuttle has duly filed or caused to be filed all federal, state, county and municipal tax returns, reports and declarations which are required to be filed and has paid or has made full and adequate provision for payment of all federal, state, local and foreign income and other taxes properly due for the periods covered by such returns, reports, and declarations.

        2.6 Proprietary Rights. Shuttle possess full ownership of, or adequate and enforceable long term licenses or other rights to use, all trade secrets, copyrights, patents, trademarks, service marks, and all similar types of intangible property developed, created or owned by Shuttle or used in connection with its business (the "Proprietary Rights"); Shuttle has not received any notice of conflict which asserts the rights of others with respect thereto; and Shuttle has in all material respects performed all of the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Proprietary Rights.

        2.7 Ownership of Assets. To its knowledge Shuttle has good, marketable and insurable title, or valid effective and continuing leasehold rights in the case of leased property, to all real property (as to which, in the case of owned property, such title is fee simple) and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it; such ownership is free and clear of all liens, claims, encumbrances and charges, except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which, singly and in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially impair the use thereof; no other person has any ownership or similar right in, or contractual or other right to acquire any such right in, any of such assets. Shuttle does not know of any potential action by any party, governmental or other and no proceedings with respect thereto have been instituted of which Shuttle has notice that would materially effect Shuttle's ability to use and to utilize each of such assets in its business. Shuttle has received no notices from any mortgagee regarding any leased properties of Shuttle or the leasehold interest.

        2.8 Litigation. (a) No material investigation or review by any governmental entity with respect to Shuttle is pending or, to the best knowledge of Shuttle, threatened (other than inspections and reviews customarily made of businesses such as that of Shuttle) nor has any governmental entity indicated to Shuttle an intention to conduct the same; and (b) there is no action, suit, or proceeding pending or, to Shuttle's knowledge, threatened against

Shuttle which would or could affect Shuttle's obligations under this Agreement, its business, the assets, the Proprietary Rights, or the interest of Shuttle therein. Shuttle is not aware of any fact, condition, event or circumstance upon which any claim, judgment, order, proceeding or governmental investigation against and adversely affecting it, its business, assets or Proprietary Rights might reasonable be based.

        2.9 Compliance with Laws. To its best knowledge, Shuttle is operating its business in compliance with all laws, regulations and orders and has obtained all governmental permits, licenses or authorizations, if any, required for the conduct of its business.

                                   ARTICLE III

                   REPRESENTATION AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to the Seller:

        3.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to carry on its business as now conducted.

        3.2 Capitalization. The authorized capital stock of the Purchaser consists of 50,000,000 shares of common stock, $.001 par value and there is no other capital stock authorized for issuance.

As of the date hereof, including the Globus Shares to be issued to Sellers herewith, 3,708,860 shares of common stock were validly issued and outstanding, fully paid and non assessable. With the exception of up to 670,000 shares of common stock reserved for issuance in connection with an offering of Purchaser's securities pursuant to Rule 504 of Regulation D of the Securities Act of 1993, as amended, no other shares are reserved for issuance nor are there any outstanding options, warrants, convertible instruments or other rights, agreements, or commitments (contingent or otherwise) obligating the Purchaser to issue shares of capital stock.

        3.3 Authority Relative to This Agreement. The Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution and delivery of this Agreement have been duly authorized and approved by the requisite level of corporate authority of Purchaser and no other corporate proceedings on its part is necessary to approve and adopt this Agreement.

        3.4 Absence of Breach: No Consents. The execution, delivery and performance of this Agreement, and the performance by the Purchaser of its obligations hereunder, do not (1) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of the Purchaser; (2) to its knowledge, contravene any law, ordinance, rule or regulation of any State or Commonwealth or political subdivision of either or of the United

States, or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds the Purchaser or any of its material properties, except in any such case where such contravention will not have a material adverse effect on the business condition (financial or otherwise), operations, or prospects of the Purchaser, taken as a whole, and will not have a material adverse effect on the validity of this Agreement; (3) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which the Purchaser is a party or by which it or any of their material properties may be affected or bound; (4) to its knowledge require the authorization, consent, approval or license of any third party; or (5) to its knowledge constitute grounds for the loss or suspension of any permits, licenses or other authorizations used in the business of the Purchaser.


                                   ARTICLE IV

                                 MISCELLANEOUS

        4.1 Brokers and Expenses. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly by the Purchaser with Sellers, without the intervention of any broker, finder, investment banker or other third party. Sellers agree that they will indemnify the Purchaser against and in respect to any and all damages, losses, liabilities and expenses, including attorneys' fees, which may be incurred by the Purchaser as a result of any claims asserted against the Purchaser by any broker or other person on the basis of any arrangements OR agreements made or alleged to have been made by Sellers; and the Purchaser agrees that it will indemnify Sellers in respect of any and all damages, losses, liabilities and expenses, including attorney's fees, which may be incurred by Sellers as a result of any claims against Sellers by a broker or other person on the basis of any arrangements or agreements made or alleged to have been made by Purchaser.

        Each party hereto shall pay its own expenses and costs incident to the preparation of this Agreement and to the consummation of the transactions contemplated herein.

        4.2 Notices. All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail:


                If to Purchaser, to:

                     Globus International Resources Corp.
                     2 World Trade Center
                     New York, New York 10048
                     Attention: Yury Greene
               with a copy to:

                     Gerald A. Adler, Esq.
                     Loselle Greenawalt
                       Kaplan Blair & Adler
                     140 East 45th Street
                     New York, New York 10017

               and if to Greene, Pisman and Roth,
               to each of them at:

                     Globus International Resources Corp.
                     2 World Trade Center
                     New York, New York 10048

                and if to Lebovich, to:

                     Zoltan Lebovich
                     2446 East 7th Street
                     Brooklyn, New York 11235

        The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

        4.3 Jurisdiction. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of California.

        4.4 Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other.

        4.5 Headings. All paragraph headings herein are inserted for convenience only. This Agreement may be executed in several counterparts, each of which shall be deemed an original, which together shall constitute one and the same instrument.

        4.6 Entire Agreement. This Agreement sets forth the entire understanding between the parties, there being no terms, conditions, warranties or representations other than those contained herein and no amendments hereto shall be valid unless made in writing and signed by the parties hereto.

        4.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of Sellers and upon the successors and assigns of the Purchaser.



                     (THIS SPACE INTENTIONALLY LEFT BLANK)

        IN WITNESS WHEREOF, each of the parties hereto has duly executed this agreement as of the date and year first written above.

                                        Globus International Resources Corp.

                                        By: /s/ Serge Pisman
                                            ---------------------------------
                                            Serge Pisman, President


                                        Shuttle International, Ltd.

                                        By: /s/ Yury Greene
                                            ---------------------------------
                                            Yury Greene, President


                                            /s/ Yury Greene
                                            ---------------------------------
                                            Yury Greene


                                            /s/ Serge Pisman
                                            ---------------------------------
                                            Serge Pisman

                                            /s/ Herman Roth
                                            ---------------------------------
                                            Herman Roth


                                            /s/ Zoltan Lebovich
                                            ---------------------------------
                                            Zoltan Lebovich

                          Shuttle International, Ltd.

                                  Shareholders

         Name                                                       Shares
         ----                                                       ------
        Yury Greene                                                   67
        Serge Pisman                                                  66
        Herman Roth                                                   66
        Zoltan Lebovich                                               22



                                  Exhibit 1.1

                      Globus International Resources Corp.

                      Shares to be Issued in Exchange for

                     Shares of Shuttle International, Ltd.

                                  Shareholders

         Name                                                    Shares
         ----                                                    ------
        Yury Greene                                              750,000
        Serge Pisman                                             750,000
        Herman Roth                                              750,000
        Zoltan Lebovich                                          250,000




                                  Exhibit 1.2